Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MOHEN, INC.
(a Delaware Corporation)

The undersigned, Orville Hagler, hereby certifies that:

1.           He is the Corporate Secretary of Mohen, Inc. (the “Corporation”), a Delaware corporation, and is duly authorized by the Board of Directors of the Corporation to execute this instrument.

2.           The present name of the Corporation is “Mohen, Inc.”  The Corporation filed its Certificate of Incorporation with the Secretary of State of the State of Delaware on June 16, 2004 under the name “Mohen Entertainment Portals, Inc.”

3.           This Certificate of Amendment of the Certificate of Incorporation was duly approved by the Corporation’s Board of Directors and duly adopted by written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.           Article 1 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

The name of the corporation is SpiralFrog, Inc. (the “Corporation”).

5.           Article 4 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH:                                The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.01.  The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.  The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	150,000,000
Preferred	$0.01	40,000,000
Totals:		190,000,000

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed this 6th day of August 2007.

/s/ ORVILLE HAGLER
Orville Hagler
Vice President and Secretary